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                                                                    Exhibit 8.1

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 Avenue of the Americas
                            New York, New York 10019

                                                  August 23, 2002

PCA LLC
PCA Finance Corp.
815 Matthews-Mint Hill Road
Matthews, North Carolina 28105

                     Re: PCA LLC and PCA Finance Corp. $165,000,000 11.875% Senior Notes Due 2009

Ladies and Gentlemen:

                  We have acted as United States federal income tax counsel for PCA LLC and PCA Finance Corp. (the "Issuers"), in connection with the offer to exchange $165,000,000 aggregate principal amount of the Issuers' 11.875% Senior Notes due 2009 (the "Exchange Notes) for a like aggregate principal amount of the Issuers' outstanding 11.875% Senior Notes due 2009 issued on June 27, 2002 in an offering exempt from registration under the Securities Act of 1933, as amended, (the "Securities Act").

                  We are giving this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement"), relating to the registration by the Issuers of the Exchange Notes, filed by the Issuers and PCA International, Inc. with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

                  In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings

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contained therein and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

                  The opinion set forth herein is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively, and any such change could affect our opinion.

                  The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

                  Based upon and subject to the foregoing, and subject to the qualifications set forth herein, the discussion set forth in the Registration Statement under the heading "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS " constitutes our opinion with respect to those matters. While such description discusses the material anticipated United States federal income tax consequences applicable to certain holders of the Exchange Notes, it does not purport to discuss all United States federal income tax considerations and our opinion is specifically limited to those United States federal income tax considerations discussed under that heading.

                  In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

                  We are furnishing this letter in our capacity as United States federal income tax counsel to the Issuers. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as described below.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                        Very truly yours,



                           /S/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           PAUL, WEISS, RIFKIND, WHARTON & GARRISON